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                                                                      EXHIBIT 11

                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
             (DOLLARS IN THOUSANDS, EXCEPT FOR NET INCOME PER SHARE)


                                                 SIX MONTHS ENDED
                                                     JUNE 30,
                                               --------------------
                                                 2003       2002
                                               ---------  ---------
Net income                                     $  20,260  $  21,022
Less:  Preferred stock dividends                      82         82
                                               ---------  ---------
Net income applicable to common stock          $  20,178  $  20,940

Weighted average common shares outstanding
  - basic and diluted                            909,224    921,226

Net income per common share-basic and diluted  $   22.19  $   22.73
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